UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 5, 2014

Date of Report (Date of earliest event reported)

Ruckus Wireless, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35734	54-2072041
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 West Java Drive Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 265-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements

2014 Bonus Program

On February 5, 2014 and February 6, 2014, the Compensation Committee of the Board of Directors and the Board of Directors of Ruckus Wireless, Inc. (the “Company”), respectively, approved the Company’s 2014 bonus program, which provides the Company’s executive officers and other eligible employees the opportunity to earn semi-annual cash bonuses. For executive officers, the amount of the cash bonus is based on the level of achievement by the Company of certain corporate objectives (the “Corporate Objectives”) from (a) January 1, 2014 through June 30, 2014 and (b) from July 1, 2014 through December 31, 2014. The Compensation Committee has approved Corporate Objectives related to revenue and operating margin targets and assigned a weighting to each objective.

Each executive officer participating in the 2014 bonus program may receive a cash bonus in an amount up to a specified percentage of his or her eligible earnings during 2014 (the “Bonus Target”), if Corporate Objectives are achieved at the target level. In the first half of 2014, even if Corporate Objectives are achieved at greater than the target level, a participating executive officer may receive a maximum cash bonus of 50% of his or her Bonus Target. In the second half of 2014, if target Corporate Objectives are exceeded, a participating executive officer may receive a maximum cash bonus of up to 93.75% of his or her Bonus Target. The Bonus Target for each of the Company’s named executive officers is as follows:

Named Executive Officer	Bonus Target Percentage
Selina Y. Lo President and Chief Executive Officer	75%
Seamus Hennessy Chief Financial Officer	45%
Denis Maynard, Vice President of Sales and Field Operations	*

*	Denis Maynard, Vice President of Sales and Field Operations, will not participate in the 2014 Bonus Program, and will instead be eligible to receive payments pursuant to the Company’s sales commission plan in an amount of up to 150% of his eligible 2014 earnings, based on achievement of sales targets and sales expense targets to be approved by the Compensation Committee, subject to achievement of a minimum sales threshold.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUCKUS WIRELESS, INC.

Dated: February 11, 2014

	By:	/s/ Scott Maples
Scott Maples
Vice President, General Counsel and Corporate Secretary